                         MUTUAL FUNDS SERVICE AGREEMENT



                              o  FUND ADMINISTRATION SERVICES

                              o  FUND ACCOUNTING SERVICES

                              o  TRANSFER AGENCY SERVICES














                       SCHRODER NORTH AMERICAN EQUITY FUND


                              _______________, 2003

                         MUTUAL FUNDS SERVICE AGREEMENT



                                TABLE OF CONTENTS

SECTION                                                                   PAGE
-------                                                                   ----

1.      Appointment......................................................   1

2.      Representations and Warranties...................................   1

3.      Delivery of Documents............................................   3

4.      Services Provided................................................   3

5.      Fees and Expenses................................................   4

6.      Limitation of Liability and Indemnification......................   6

7.      Term.............................................................   9

8.      Notices..........................................................   9

9.      Waiver...........................................................   10

10.     Force Majeure....................................................   10

11.     Amendments.......................................................   10

12.     Severability.....................................................   10

13.     Governing Law....................................................   10

Signatures...............................................................   11

                         MUTUAL FUNDS SERVICE AGREEMENT



                          TABLE OF CONTENTS (CONTINUED)

                                                                           PAGE
                                                                           ----
Schedule A  --  Fees and Expenses........................................  A-1

Schedule B  --  Fund Administration Services Description.................  B-1

Schedule C  --  Fund Accounting Services Description.....................  C-1

Schedule D  --  Transfer Agency Services Description.....................  D-1

                         MUTUAL FUNDS SERVICE AGREEMENT


     AGREEMENT made as of _______________, 2003 by and between ________________
_____________ (the "Fund"), a ___________________ [corporation, business trust, etc.] and J.P. MORGAN INVESTOR SERVICES CO. ("J.P. Morgan"), a Delaware corporation.

                              W I T N E S S E T H:

     WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund wishes to contract with J.P. Morgan to provide certain services with respect to the Fund;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. The Fund hereby appoints J.P. Morgan to provide services for the Fund, as described hereinafter, subject to the supervision of the Board of Directors [Trustees] of the Fund (the "Board"), for the period and on the terms set forth in this Agreement. J.P. Morgan accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of and Schedule A to this Agreement.

     2.   REPRESENTATIONS AND WARRANTIES.

          (a) J.P. Morgan represents and warrants to the Fund that:

               (i) J.P. Morgan is a corporation, duly organized and existing under the laws of the State of Delaware;

               (ii) J.P. Morgan is duly qualified to carry on its business in the Commonwealth of Massachusetts;

               (iii) J.P. Morgan is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

               (iv) all requisite corporate proceedings have been taken to authorize J.P. Morgan to enter into and perform this Agreement;

               (v) J.P. Morgan has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

               (vi) no legal or administrative proceedings have been instituted or threatened which would impair J.P. Morgan's ability to perform its duties and obligations under this Agreement; and

               (vii) J.P. Morgan's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of J.P. Morgan or any law or regulation applicable to J.P. Morgan;

          (b) The Fund represents and warrants to J.P. Morgan that:

               (i) the Fund is a ___________ corporation [business trust], duly organized and existing and in good standing under the laws of ____________;

               (ii) the Fund is empowered under applicable laws and by its Charter Document and By-Laws to enter into and perform this Agreement;

               (iii) all requisite proceedings have been taken to authorize the Fund to enter into and perform this Agreement;

               (iv) the Fund is an investment company properly registered under the 1940 Act;

               (v) a registration statement under the Securities Act of 1933, as amended ("1933 Act") and the 1940 Act on Form N-1A has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

               (vi) no legal or administrative proceedings have been instituted or threatened which would impair the Fund's ability to perform its duties and obligations under this Agreement;

               (vii) the Fund's registration statements comply in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of the Fund's prospectuses and/or statements of additional information contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and

               (viii) the Fund's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

     3. DELIVERY OF DOCUMENTS. The Fund will promptly furnish to J.P. Morgan such copies, properly certified or authenticated, of contracts, documents and other related information that J.P. Morgan may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

          (a) Resolutions of the Board authorizing the appointment of J.P. Morgan to provide certain services to the Fund and approving this Agreement;

          (b) The Fund's Charter Document;

          (c) The Fund's By-Laws;

          (d) The Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC");

          (e) The Fund's registration statement including exhibits, as amended, on Form N-1A (the "Registration Statement") under the 1933 Act and the 1940 Act, as filed with the SEC;

          (f) Copies of the Investment Advisory Agreement between the Fund and its investment adviser (the "Advisory Agreement");

          (g) Opinions of counsel and auditors' reports;

          (h) The Fund's prospectus(es) and statement(s) of additional information relating to all funds, series, portfolios and classes, as applicable, and all amendments and supplements thereto (such Prospectus(es) and Statement(s) of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the "Prospectuses"); and

          (i) Such other agreements as the Fund may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

     4.   SERVICES PROVIDED.

          (a) J.P. Morgan will provide the following services subject to the control, direction and supervision of the Board and in compliance with the objectives, policies and limitations set forth in the Fund's Registration Statement, Charter Document and By-Laws; applicable U.S. laws and regulations; and all resolutions and policies implemented by the Board, of which J.P. Morgan has been notified by the Fund:

               (i) Fund Administration, serving as sub-administrator subject to the oversight and control of Schroder Fund Advisors, Inc., the Fund's Administrator,

               (ii) Fund Accounting, and

               (iii) Transfer Agency.

     A detailed description of each of the above services is contained in Schedules B, C and D, respectively, to this Agreement.

          (b) J.P. Morgan will also:

               (i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of J.P. Morgan or a corporate affiliate of J.P. Morgan);

               (ii) provide the services of individuals to serve as officers of the Fund who will be designated by J.P. Morgan and elected by the Board subject to reasonable Board approval;

               (iii) provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;

               (iv) furnish equipment and other materials, which are necessary or desirable for provision of the services contemplated herein; and

               (v) keep records relating to the services provided hereunder in such form and manner as J.P. Morgan may deem appropriate or advisable. To the extent required by Section 31 of the 1940 Act and the rules thereunder, J.P. Morgan agrees that all such records prepared or maintained by J.P. Morgan relating to the services provided hereunder are the property of the Fund and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Fund's expense, and made available in accordance with such Section and rules.

     5.   FEES AND EXPENSES.

          (a) As compensation for the services rendered to the Fund pursuant to this Agreement the Fund shall pay J.P. Morgan monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

          (b) For the purpose of determining fees calculated as a function of the Fund's assets, the value of the Fund's assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board.

          (c) The Fund may request additional services, additional processing, or special reports, with such specifications and requirements documentation as may be reasonably required by J.P. Morgan. In addition, significant regulatory and legal changes and changes in the Fund's status may necessitate additional services, processing or reports. In either instance, if J.P. Morgan elects to provide such services or arrange for their provision, it shall be entitled to additional fees and expenses at its customary rates and charges.

          (d) J.P. Morgan will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. The Fund agrees to promptly reimburse J.P. Morgan for any services, equipment or supplies ordered by or for the Fund through J.P. Morgan and for any other expenses that J.P. Morgan may incur on the Fund's behalf at the Fund's request or as consented to by the Fund. Such other expenses to be incurred in the operation of the Fund and to be borne by the Fund, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and directors [trustees] who are not officers, directors, shareholders or employees of J.P. Morgan, or the Fund's investment adviser or distributor; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; EDGAR filing fees, processing services and related fees; postage and mailing costs; costs of share certificates; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of corporate [or trust] existence; expenses of typesetting and printing of Prospectuses for regulatory purposes and for distribution to current shareholders of the Fund (the Fund's distributor to bear the expense of all other printing, production, and distribution of Prospectuses, and marketing materials); expenses of printing and production costs of shareholders' reports and proxy statements and materials; expenses of proxy solicitation, proxy tabulation and annual meetings; costs and expenses of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate [or trust], shareholder, and Board meetings; trade association dues and expenses; reprocessing costs to J.P. Morgan caused by third party errors; copying charges; overtime work when necessitated by unusual client requests; microfilm and storage, audio response unit costs; corporate action services; service termination and conversion costs; any expenses necessitated by regulatory or legal changes; and any extraordinary expenses and other customary Fund expenses. In addition, J.P. Morgan may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services designated by the Fund, in connection with determining the net asset values of the Fund. The Fund will reimburse J.P. Morgan for the Fund's share of the cost of such services based upon the actual usage, or a pro-rata estimate of the use, of the services for the benefit of the Fund.

          (e) All fees, out-of-pocket expenses, or additional charges of J.P. Morgan shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

          (f) J.P. Morgan will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Charges remaining unpaid after thirty (30) days shall bear interest in finance charges equivalent to, in the aggregate, the Prime Rate (as determined by J.P. Morgan) plus two percent per year and all costs and expenses of effecting collection of any such sums, including reasonable attorney's fees, shall be paid by the Fund to J.P. Morgan.

          (g) In the event that the Fund is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated upon thirty (30) days' written notice to the Fund by J.P. Morgan. The Fund must notify J.P. Morgan in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

     6.   LIMITATION OF LIABILITY AND INDEMNIFICATION.

          (a) J.P. Morgan shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Fund or third parties, in connection with the matters to which this Agreement relates, except for a loss or expense solely caused by or resulting from J.P. Morgan's gross negligence or willful misconduct.

          (b) J.P. Morgan shall not be responsible for, and the Fund shall indemnify and hold J.P. Morgan and its directors, officers, agents and employees (collectively the "Indemnitees") harmless from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket and incidental expenses and legal fees ("Losses") that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

               (i) any and all actions of the Indemnitees required to be taken pursuant to this Agreement;

               (ii) the reliance on or use by the Indemnitees of information, records, or documents which are received by the Indemnitees and furnished to it or them by or on behalf of the Fund, and which have been prepared or maintained by the Fund or any third party on behalf of the Fund;

               (iii) the Fund's refusal or failure to comply with the terms of this Agreement or the Fund's lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

               (iv) the breach of any representation or warranty of the Fund hereunder;

               (v) the taping or other form of recording of telephone conversations or other forms of electronic communications with investors and shareholders, or reliance by the Indemnitees on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

               (vi) following any instructions or other directions reasonably believed to be requests of the Fund or otherwise duly authorized, and upon which J.P. Morgan is authorized to rely pursuant to the terms of this Agreement;

               (vii) the recognition and processing by J.P. Morgan of any share certificates which are reasonably believed to bear the proper signatures of the officers of the Fund and the proper countersignature of any transfer agent or registrar of the Fund;

               (viii) any delays, inaccuracies, errors in or omissions from information or data provided to J.P. Morgan by the Fund, its investment advisers and/or sub-advisers, and providers of other services such as data services, corporate action services, pricing services or securities brokerage;

               (ix) the offer or sale of shares by the Fund in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Fund or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Fund prior to the effective date of this Agreement;

               (x) any failure of the Fund's registration statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Fund's prospectus;

               (xi) the actions taken by the Fund, its investment adviser and/or sub-advisers, and its distributor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and

               (xii) all actions, inactions, omissions, or errors caused by third parties to whom the Fund or the Indemnitees have assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Fund, its investment advisers, distributor, administrator or sponsor.

          (c) In addition to and not in limitation of paragraph (b) immediately above, the Fund also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in connection with or arising out of J.P. Morgan's performance under this Agreement, provided the Indemnitees have not acted with gross negligence or engaged in willful misconduct.

          (d) In performing its services hereunder, J.P. Morgan shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Fund and its custodians, officers and directors, investment advisers and sub-advisers, investors, agents and other service providers which J.P. Morgan reasonably believes to be genuine, valid and authorized. J.P. Morgan shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel and public accountants retained by the Fund, as necessary or appropriate.

          (e) Anything in this agreement to the contrary notwithstanding, in no event shall J.P. Morgan be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if J.P. Morgan has been advised of the likelihood of such loss or damage and regardless of the form of action in which any such loss or damage may be claimed. This provision shall survive the termination of this Agreement.

     7. TERM. This Agreement shall become effective on the date first hereinabove written and may be modified or amended from time to time by mutual agreement between the parties hereto. The Agreement shall continue in effect unless terminated by either party on 180 days' prior written notice. Upon termination of this Agreement, the Fund shall pay to J.P. Morgan such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later. In the event of late payment or non-payment, J.P. Morgan shall have the right to retain the records of the Fund until all fees and monies due J.P. Morgan are paid.

     8. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

                         If to the Fund:
                                  Attention:
                                  Fax:

                         If to J.P. Morgan:
                                  J.P. Morgan Investor Services Co.
                                  73 Tremont Street
                                  Boston, MA 02108
                                  Attention:
                                  Fax:

     9. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

     10. FORCE MAJEURE. J.P. Morgan shall not be responsible or liable for any harm, loss or damage suffered by the Fund, its investors, or other third parties or for any failure or delay in performance of J.P. Morgan's obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond J.P. Morgan's control. In the event of a force majeure, any resulting harm, loss, damage, failure or delay by J.P. Morgan will not give the Fund the right to terminate this Agreement.

     11. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

     12. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

     13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                                               [THE FUND]
                                     ---------------------------------


                                     By:
                                        ------------------------------
                                     Name:
                                          ----------------------------
                                     Title:
                                           ---------------------------


                                     J.P. MORGAN INVESTOR SERVICES CO.


                                     By:
                                        ------------------------------
                                     Name:
                                          ----------------------------
                                     Title:
                                           ---------------------------

                         MUTUAL FUNDS SERVICE AGREEMENT

                                   SCHEDULE A
                                FEES AND EXPENSES



                       FUND ACCOUNTING AND ACCOUNTING FEES


     A. For the services rendered under this Agreement, the Fund shall pay to the Administrator an annual fee based on the following schedule:

          ___ of 1% on the first $____ million in total assets, plus
          ___ of 1% on the first $____ million in total assets, plus
          ___ of 1% of the total assets in excess of $1 billion.

     B. The foregoing calculation is based on the average daily net assets of the Fund. The fees will be computed, billed and payable monthly. The minimum charge per year for the Fund will not be less than __________ of 1% of average daily net assets.

     C.   Out-of-pocket expenses will be computed, billed and payable monthly.


                              TRANSFER AGENCY FEES

     A.   $_______ per account.

     B. Out-of-pocket expenses and customary bank charges and offsets and customized systems and technology charges, which will be computed, billed and payable monthly

                         MUTUAL FUNDS SERVICE AGREEMENT

                                   SCHEDULE B
                   GENERAL DESCRIPTION OF FUND ADMINISTRATION
                             AND COMPLIANCE SERVICES


J.P. Morgan's Fund Administration and Compliance Services are designed and intended to address the Fund's routine financial and tax reporting, portfolio compliance and general administration needs. J.P. Morgan will work closely with the Fund's experts, such as its public accountants and legal counsel, with respect to these services.

I.   ROUTINE FINANCIAL REPORTING SERVICES

     A. Semi-annual and annual reports. Prepare for review and approval by Fund's officers, financial information for the Fund's semi-annual reports, annual reports and financial statements for routine prospectus updates.

     B. Regular N-SAR filings. Prepare for review and approval by Fund's officers, Form N-SAR. Upon approval of the N-SAR by the Fund's adviser and officers, J.P. Morgan will file Form N-SAR with the SEC.

     C. 24f-2 Notices. Prepare and file with the SEC the annual Rule 24f-2 Notice, upon approval by Fund officers.

     D. EDGAR filings. Prepare for review and approval by Fund's officers, the electronic filing copies (via the SEC's electronic filing system ("EDGAR")) of the Fund's semi-annual and annual reports, financial data schedules, and Form N-SAR. The Fund will bear the costs of filing and of formatting ("EDGARizing") all financial statements and documents for filing.

II.  ROUTINE TAX SERVICES

     A. Tax filings. Working with the Fund's independent public accountants or other professionals, assist with the preparation and filing of (1) the Fund's Federal tax returns on Form 1120 RIC and Form 8613 and (2) such state and local returns as directed by the Fund.

     B. 1099-MISC. Provide Form 1099-MISC to persons other than corporations (i.e., Trustees) to whom the Fund paid more than $600 during the year.

     C. Supplementary tax information. Prepare for review by the Fund's officers, supplementary information for shareholders' tax purposes as directed by the Fund.

III. ROUTINE COMPLIANCE

J.P. Morgan will provide assistance to the Fund and its investment adviser with respect to compliance with federal tax and securities laws. Responsibility for such compliance services are subject to the development of a more precise allocation of duties and responsibilities between J.P. Morgan, the adviser and other relevant service providers. In addition, J.P. Morgan's provision of compliance services is designed to assist the Fund and its adviser but is not intended as an assumption by J.P. Morgan of the adviser's fiduciary duties and legal responsibilities to the Fund.

     A. Portfolio compliance. Monitor and periodically test the Fund's compliance with such investment restrictions and other regulatory requirements, as may be agreed to between the adviser, J.P. Morgan and the Fund (e.g., issuer or industry diversification, etc.).

     B. Tax compliance. Monitor and periodically test, including on required quarterly testing dates, the Fund's compliance with the requirements of Section 851 of the Internal Revenue Code and applicable Treasury Regulations for qualification as a regulated investment company.

     C. Policies and procedures compliance. Assist the investment adviser with monitoring its compliance with Fund Board directives, such as "Approved Issuers Listings for Repurchase Agreements", Rule 17a-7, Rule 17e-1 and Rule 12d3-1 procedures.

IV.  REGULATORY AFFAIRS AND CORPORATE GOVERNANCE

     A. Prospectus/SAI updates. Prepare and file post-effective amendments to the Fund's registration statement for annual prospectus update purposes; prepare and file prospectus stickers or supplements with respect to routine items for existing Portfolios.

     B. Board materials. Prepare agenda, minutes of prior Fund Board meetings, collect background information and prepare all routine Board materials for regular quarterly Board meetings and distribute such materials to all necessary parties.

     C. Corporate calendar. Maintain general corporate calendar of Board meetings and routine SEC filings.

V.   GENERAL ADMINISTRATION

     A. Board materials. Prepare or compile performance and expense information, financial reports, and compliance data and information for inclusion in the Fund's regular quarterly Board meeting materials.

     B. Dividend distributions. Calculate dividend distributions in accordance with distribution policies detailed in the Fund's prospectuses or Board resolutions. Assist Fund management in making final determinations of distribution amounts.

     C. Expense accruals. Prepare Fund, portfolio or class expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of average daily net assets (e.g., management, advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, directors' fees, etc.).

     D. Expense payments. Arrange, if directed by the appropriate Fund officers, for the payment of the Fund's and each Portfolio's or class' expenses.

     E. Reports to statistical service providers. Report Fund performance to outside statistical service providers as directed by Fund management. [define/negotiate frequency and number of providers (e.g., five per month)]

     F. SEC examinations. Provide support and coordinate communications and data collection, of records and documents held by J.P. Morgan on the Fund's behalf, with respect to routine SEC regulatory examinations of the Fund.

     G. Non-executive officers. Furnish appropriate non-executive officers for the Fund, such as assistant treasurers and secretaries.

                         MUTUAL FUNDS SERVICE AGREEMENT


                                   SCHEDULE C
                     DESCRIPTION OF FUND ACCOUNTING SERVICES


J.P. Morgan shall provide the following accounting services to the Fund:

     A. Maintenance of the books and records for the Fund's assets, including records of all securities transactions.

     B. Calculation of each funds', portfolios' or classes' Net Asset Value in accordance with the Prospectus, and after the fund, portfolio or class meets eligibility requirements, transmission to NASDAQ and to such other entities as directed by the Fund.

     C. Accounting for dividends and interest received and distributions made by the Fund.

     D. Coordinate with the Fund's independent auditors with respect to the annual audit, and as otherwise requested by the Fund.

     E. As mutually agreed upon, J.P. Morgan will provide domestic and/or international reports.

     F.   Calculation of "SEC Yield" (See Appendix 1).

                         MUTUAL FUNDS SERVICE AGREEMENT


                                   SCHEDULE D
                     DESCRIPTION OF TRANSFER AGENCY SERVICES


The following is a general description of the transfer agency services J.P. Morgan will provide to the Fund.

     A. SHAREHOLDER RECORDKEEPING. Maintain records showing for each Fund shareholder the following: (i) name, address, appropriate tax certification and tax identifying number; (ii) number of shares of each fund, portfolio or class; (iii) historical information including, but not limited to, dividends paid, date and price of all transactions including individual purchases and redemptions, based upon appropriate supporting documents; and (iv) any dividend reinvestment order, application, specific address, payment and processing instructions and correspondence relating to the current maintenance of the account.

     B. SHAREHOLDER ISSUANCE. Record the issuance of shares of each fund, portfolio or class. Except as specifically agreed in writing between J.P. Morgan and the Fund, J.P. Morgan shall have no obligation when countersigning and issuing and/or crediting shares to take cognizance of any other laws relating to the issue and sale of such shares except insofar as policies and procedures of the Stock Transfer Association recognize such laws.

     C. TRANSFER, PURCHASE AND REDEMPTION ORDERS. Process all orders for the transfer, purchase and redemption of shares of the Fund in accordance with the Fund's current prospectus and customary transfer agency policies and procedures, including electronic transmissions which the Fund acknowledges it has authorized, or in accordance with any instructions of the Fund or its agents which J.P. Morgan reasonably believes to be authorized.

     D. SHAREHOLDER COMMUNICATIONS. Transmit all communications by the Fund to its shareholders promptly following the delivery by the Fund of the material to be transmitted by mail, telephone, courier service or electronically.

     E. PROXY MATERIALS. Assist with the mailing or transmission of proxy materials, tabulating votes, and compiling and certifying voting results.

     F. SHARE CERTIFICATES. If permitted by Fund policies, and if a shareholder of the Fund requests a certificate representing shares, J.P. Morgan as Transfer Agent, will countersign and mail a share certificate to the investor at his/her address as it appears on the Fund's shareholder records.

     G. RETURNED CHECKS. In the event that any check or other negotiable instrument for the payment of shares is returned unpaid for any reason, J.P. Morgan will take such steps, as J.P. Morgan may, in its discretion, deem appropriate and notify the Fund of such action. However, the Fund remains ultimately liable for any returned checks or negotiable instruments of its shareholders.

     H. SHAREHOLDER CORRESPONDENCE. Acknowledge all correspondence from shareholders relating to their share accounts and undertake such other shareholder correspondence as may from time to time be mutually agreed upon.

     I. TAX REPORTING. J.P. Morgan shall issue appropriate shareholder tax forms as required.

     J. DIVIDEND DISBURSING. J.P. Morgan will prepare and mail checks, place wire transfers or credit income and capital gain payments to shareholders. The Fund will advise J.P. Morgan of the declaration of any dividend or distribution and the record and payable date thereof at least five (5) days prior to the record date. J.P. Morgan will, on or before the payment date of any such dividend or distribution, notify the Fund's Custodian of the estimated amount required to pay any portion of such dividend or distribution payable in cash, and on or before the payment date of such distribution, the Fund will instruct its Custodian to make available to J.P. Morgan sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to each shareholder's account.

     K. ESCHEATMENT. J.P. Morgan shall provide escheatment services only with respect to the escheatment laws of the Commonwealth of Massachusetts, including those which relate to reciprocal agreements with other states.

     L. TELEPHONE SERVICES. J.P. Morgan will provide staff coverage, training and supervision in connection with the Fund's telephone line for shareholder inquiries, and will respond to inquiries concerning shareholder records, transactions processed by J.P. Morgan, procedures to effect the shareholder records and inquiries of a general nature relative to shareholder services. All other telephone calls will be referred to the Fund, as appropriate.

                                   APPENDIX 1

                              SEC YIELD COMPUTATION
     [MAY ALSO BE USED FOR ANY COMPLEX OR UNUSUAL ITEM REQUESTED BY CLIENTS]



          (1) J.P. Morgan shall compute the yield, or tax equivalent yield, for the Fund for the periods of time as agreed to by the parties;

          (2) J.P. Morgan shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or correctness of any data, including but not limited to security attributes, pricing data, and tax equivalent data, supplied to it by the Fund, any of the Fund's agents including the investment adviser, or by third party providers. J.P. Morgan is entitled to rely on information or data provided to it by the Fund's agents or investment advisers, or by third party providers and will not be liable for any loss or expense suffered by the Fund caused by such reliance;

          (3) The Fund shall provide, from time to time as may be appropriate, and J.P. Morgan shall be entitled to rely on, the written standards and guidelines to be followed by J.P. Morgan in interpreting and applying the computation methods set forth in the SEC Releases, industry standards and regulatory guidelines regarding yield as they specifically apply to the Fund, as well as information relating to any and all of the Fund's assets. The Fund shall keep J.P. Morgan informed of all publicly available information and of any non-public advice or information obtained by the Fund from its accountants, its legal counsel, its personnel or its investment adviser related to industry standards, or regulatory guidelines regarding the computations to be undertaken by J.P. Morgan pursuant to this Agreement and J.P. Morgan shall not be charged with knowledge of such information unless it has been furnished to J.P. Morgan in writing; and

              [use only if executed independently of main contract]
          (4) The Fund shall indemnify J.P. Morgan for any expenses, assessments, claims or liabilities which it may incur in connection with this Amendment, except as may arise from J.P. Morgan's gross negligence, bad faith or willful misconduct. In no event shall J.P. Morgan be liable for any indirect, incidental, special or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if J.P. Morgan has been advised of the likelihood of such loss or damage and regardless of the form of action.


J.P. MORGAN INVESTOR SERVICES CO.                                [THE FUND]
                                                              -----------------

By:                                                           By:
   ---------------------------------------                       --------------

                                   APPENDIX 2


                              AUTHORIZED PERSONNEL



         The following personnel are authorized to give written or oral instructions to J.P. Morgan, subject to the provisions of Section 6(b)(vi):

         1.

         2.

         3.

         4.

         5.

         It is the sole responsibility of the ______ Fund to notify J.P. Morgan of any changes to this list in writing.





J.P. MORGAN INVESTOR SERVICES CO.                                 [THE FUND]
                                                              -----------------

By:                                                           By:
     ---------------------------------------                     ---------------